Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO UPDATES DRILLING ACTIVITIES
Successful Drilling Continues on Northern Anadarko Shelf Acreage
South Texas and Kansas Exploration Projects Nearing Drilling Stage
DENVER, COLORADO, February 16, 2006 — CREDO Petroleum Corporation (NASDAQ: CRED) today provided an operational update on its Anadarko Basin drilling program and its new South Texas and Kansas exploration projects.
James T. Huffman, President, said, “In recent years, we have made a number of strategic decisions designed to perpetuate CREDO’s growth. We concluded that both the volume and the breadth of our business must be expanded and diversified. We chose to diversify geographically and scientifically, as well as in terms of capital requirements, risks and reserve potential. To accomplish this, we have added new drilling projects together with personnel who are experts in their area and who have proven records of success.”
NORTHERN ANADARKO SHELF DRILLING
YIELDS CONTINUED SUCCESS
The company owns leasehold interests in approximately 60,000 gross acres in its core drilling area located along the northern shelf of the Anadarko Basin in Oklahoma. Drilling is focused primarily in Harper and Ellis Counties where the company has drilled about 65 wells in the past five years. Wells generally range in depth from 7,000 to 10,000 feet.
The 5,120 gross acre Glacier Prospect, located in Harper County, has been the focus of a significant wildcat drilling program by the company. Previously, the company has drilled four wildcat wells on the prospect of which two are producers and two are dry holes. The company recently drilled a fifth well, Garnet State #1-27, which is currently producing 2.75 MMcf (million cubic feet of gas) per day.
The Garnet well is a north step-out to the previously reported Ruby State #1-27. The well encountered two separate 10-foot Morrow sands. Electric logs indicate the sands have excellent porosity and that both are productive. Initial testing (prior to fracture stimulation) was performed on both sands. The lower sand yielded minor amounts of gas, most likely due to damage caused by mud invasion during drilling. The upper sand, however, kicked-off during testing and flowed at measured daily rates of approximately 3.0 MMcf. Due to the high production rate from the upper sand, fracture stimulation has been postponed and the well was connected to the pipeline on February 9, 2005. The well is currently selling gas at a daily rate of 2.75 MMcf. A fracture stimulation to open the lower sand will be scheduled at a later date. The company owns a 57% working interest and is the operator.
The two previously reported producing wells on the prospect, Glacier #1-34 and Ruby State #1-27, also encountered high quality Morrow sands that initially produced at very high rates. However, production from both wells has declined rapidly due to limited reservoir extent.

Production from the Garnet well is from different Morrow sands than those which produce in the Ruby State and Glacier wells. Due to its short production history, the size of the Garnet well reservoir cannot be accurately determined. There are, however, several indications (including steady flowing pressures) that the producing sands in the Garnet well are more extensive than those in the Ruby State and Glacier wells.
“We continue to discover excellent quality Morrow sands on our Glacier Prospect that deliver gas at high rates,” Huffman said. “Because this is a wildcat drilling area, we are in the early stages of understanding the geologic factors which affect production in the area. Each new well fits more pieces into the puzzle. Our Glacier Prospect contains all the ingredients that we believe are necessary for excellent production. We expect to drill another well on the prospect this spring.”
Approximately 13 miles to the northwest, the Lauer #1-21 is the sixth well on the company’s 2,560 gross acre Buffalo Creek Prospect. The 6,900-foot well is a north extension to two existing oil wells recently drilled by the company that have already produced 42,000 barrels of oil-equivalent from the Oswego formation. The Lauer well encountered eight feet of porous Oswego limestone. Virgin reservoir pressure indicates discovery of a reservoir that is separate from the existing wells. During testing, the well kicked-off flowing at rates between eight and 12 barrels of oil per hour. The well has recently been connected to the gas pipeline and initial production rates are in line with the test rates. CREDO owns a 31% working interest and is the operator. In anticipation of additional drilling, the company is preparing to shoot a 3-D seismic program over the prospect to better define faulted compartments in the Oswego formation.
Twenty-two miles to the south in Ellis County, the Norman #1-32 is the fourth well drilled on the company’s 1,280 gross acre Gage Prospect. The 9,125-foot well encountered 37 feet of Morrow sand in two separate intervals. The well has been perforated and fracture stimulated, and a pipeline connection is expected this month. The company’s previous three wells on the prospect have been good producers. CREDO owns a 36% working interest.
In Harper County, the 6,900-foot Saddle #1-11 was drilled on the company’s 1,280 gross acre Saddle Prospect and resulted in a dry hole. In Ellis County, the 8,700-foot Arroyo #1-35 well was drilled on the company’s 2,560 gross acre Arroyo Prospect and was also a dry hole. These were the first wells drilled on each of the multi-section prospects, and they provided information which will lead to additional drilling locations. The company owns a 49% working interest in the Saddle Prospect and over a 50% working interest in the Arroyo Prospect. Additional drilling is scheduled on both prospects later this year.
SOUTH TEXAS EXPLORATION PROJECT NEARS DRILLING STAGE
During 2005, the company commenced a new exploration project in South Texas. The project has far greater per well production and reserve potential than the company’s core drilling projects, and provides the opportunity to materially increase CREDO’s reserves. However, it also carries a much higher cost and greater risk.
In return for a 37.5 percent interest, the company committed $1,500,000 for prospect generation and leasing costs. The company has the option to participate in each prospect for all, or a portion, of its interest. If the company does not participate for the full interest, the remaining amount will be sold to industry participants on a promoted basis.

The project is 3-D seismic driven and focuses on the Vicksburg, Frio and Queen City sands in Hidalgo and Jim Hogg Counties ranging in depth from 10,000 to 15,000 feet. Leasing is complete on four prospects and drilling is expected to commence in the first half of 2006, depending on rig availability. The 8/8ths cost to drill and complete a test well on all of the first four prospects will total approximately $16,000,000.
Both the cost and the potential of this project far exceed anything the company has done before. For example, the Esparza Prospect targets very large reserve potential in sands at 12,500 feet which have produced 30 Bcf (billion cubic feet of gas) and 1,500,000 barrels of oil from two wells in an adjacent field. The prospect also targets sands at 15,000 feet which logs from the adjacent field indicate are productive. The estimated cost to drill and complete a 15,000-foot test well on the prospect is $6,500,000. If the company elects to participate for its full 37.5 percent interest, its share of the cost will be about $2,400,000.
The company is completing an independent evaluation of the first four South Texas prospects, and will make a final decision regarding the level of its drilling participation when the results are available. Other prospects are in various stages of generation and leasing.
Huffman further stated, “We are leaning toward more rather than less drilling participation in the first four South Texas prospects because we believe in the people, the science, and the potential for a significant positive impact on our company.”
3-D SEISMIC SHOOT UNDERWAY ON KANSAS EXPLORATION PROJECT
During 2005, the company took a significant step to diversify its exploration by acquiring a 30% interest in 20,000 gross acres along the Central Kansas Uplift. Drilling will target the Lansing-Kansas City formation at 4,000 feet. This project will be an excellent supplement to the company’s Oklahoma drilling. Together, the Oklahoma and Kansas drilling programs are expected to replace the company’s production in each of the next three to five years, and to provide moderate growth in both production and reserves.
The company’s acreage is located in a prolific producing area where 3-D seismic has recently proven to be an effective exploration tool. Higher oil prices have justified using 3-D seismic technology to locate undrilled structures that are very difficult to find with old technology.
The Kansas project provides diversification to the company’s drilling program, both geographically and scientifically through the use of 3-D seismic. It also exclusively targets oil reserves which will help bring better product balance to the company’s reserve base.
Shooting and interpretation of 3-D seismic are currently in progress. Drilling is expected to commence in the second quarter.
MANAGEMENT COMMENT
“We are pleased that our core Anadarko Shelf drilling project is continuing to yield successful results,” Huffman said. “We begin 2006 with two new drilling projects that will significantly expand and diversify our business. The Kansas project will buttress our priority of replacing reserves and providing sustained growth, while the South Texas project provides significant upside potential for growth. We look forward to seeing these new projects begin to bear fruit.”
* * * * *
For more information about the company, visit http://www.credopetroleum.com.

Contact:	David W. Vreeman
Vice President & CFO
303-297-2200
Web Site:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2005 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.